Exhibit 99.1

Company Contact:	Investor Relations Contact:

Michael Anthofer	Moriah Shilton
Chief Financial Officer	Sr. Director, Investor Relations
408-321-6711	408-321-6713

TESSERA TECHNOLOGIES ANNOUNCES SECOND QUARTER 2010 RESULTS

San Jose, Calif., July 29, 2010 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced its results for the second quarter ended June 30, 2010.

Revenue Highlights: Second Quarter 2010

•	Total revenues were $74.6 million.

•	Micro-electronics revenue was $65.1 million.

•	Imaging & Optics revenue was $9.5 million.

Second quarter 2010 Micro-electronics revenue was comprised entirely of royalties and licenses and was up 17% compared to second quarter 2009 Micro-electronics revenue of $55.6 million. Second quarter 2010 Imaging & Optics revenue was comprised of $3.3 million in royalties and license fees, and $6.2 million in products and services, for a total of $9.5 million. This was up 43% compared to second quarter 2009 Imaging & Optics revenue of $6.7 million.

Generally accepted accounting principles (GAAP) net income for the second quarter of 2010 was $15.0 million, or $0.30 per diluted share, which included non-cash charges of $7.4 million for stock-based compensation and $3.6 million for amortization of acquired intangibles.

Non-GAAP net income for the second quarter of 2010 was $23.2 million or $0.45 per diluted share. Non-GAAP net income is defined as income and operating expenses adjusted for acquired intangibles amortization, charges for acquired in-process research and development, stock-based compensation expense, and related tax effects.

“The second quarter of 2010 was the best quarter of revenue in our history, excluding settlements, and reflected the underlying strength in our served DRAM and mobile wireless device markets,” said Henry R. Nothhaft, Tessera’s chairman and chief executive officer.

“We are devoting investment and development resources to expand our Micro-electronics intellectual property portfolio to ensure long term that we continue capitalizing on the growth of these markets.

In addition, we broadened our Imaging & Optics portfolio in the second quarter with the addition of MEMS auto focus and shutter solutions, each of which are camera module technologies we obtained through our acquisition of Siimpel in May. Today the primary applications for camera modules are digital still cameras and camera phones. Longer term, we envision camera modules with our technology will be used in additional applications such as autos, surveillance systems and toys, which could lead to a multi-billion unit market opportunity.”

Revenue Highlights: Six-month Period Ended June 30, 2010

•	Total revenue was $138.8 million.

•	Micro-electronics revenue was $120.9 million.

•	Imaging & Optics revenue was $17.9 million.

GAAP net income for the six-month period was $24.8 million, or $0.49 per diluted share. Non-GAAP net income for the six-month period was $41.1 million, or $0.80 per diluted share.

Third Quarter 2010 Financial Guidance

Third quarter 2010 total revenues are expected to range between $79 million and $82 million, which represents an increase of approximately 20% to 24% over third quarter 2009 total revenues of $66.1 million.

Third quarter 2010 Micro-electronics revenue is expected to range between $69 million and $72 million, all of which will be royalties. This guidance includes $6 million Tessera expects to receive from UTAC as a result of the settlement in the first quarter of 2010 of the breach of contract litigation Tessera filed against UTAC. As a comparison, the third quarter of 2009 Micro-electronics royalty and license fees revenue was $59.1 million, which included approximately $4.0 million from several one-time items.

Third quarter 2010 Imaging & Optics revenue, in total, is expected to be approximately $10 million. Third quarter 2010 Imaging & Optics royalty and license fees revenue is expected to be approximately $4.5 million. Imaging & Optics products and services revenue is expected to be approximately $5.5 million. The products and services revenue is expected to be down sequentially primarily due to what the company believes is a one quarter product mix change at an end customer. This compares to Imaging & Optics royalty and license fees revenue of $3.7 million and products and services revenue of $3.3 million in the third quarter of 2009, which totaled $7.0 million for this segment.

Non-GAAP operating expenses for the third quarter of 2010 are projected to range between $35 million and $36 million, excluding litigation expenses.

Prepared Remarks and Conference Call Information

Concurrent with the publication of its earnings press release, Tessera will post to its website management’s prepared remarks regarding Tessera’s quarterly performance. These prepared remarks are being made available in order to provide the investment community with additional time to analyze Tessera’s results prior to the conference call. The second quarter 2010 earnings conference call will include brief remarks from management, followed by a Q&A session.

Tessera will hold its second quarter 2010 earnings conference call at 2:00 P.M. Pacific (5:00 P.M. Eastern) today. To access the call in the U.S., please dial 866-531-1286, and for international callers dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 87257605.

Safe Harbor Statement This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company’s financial results, future investment and development resources, the expansion of the company’s intellectual property portfolios, the growth of the company’s served markets, the use of the company’s technology in additional applications, the size of market opportunities, industry trends, and the company’s IP protection efforts, including litigation. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, include more information about factors that could affect the company’s financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera’s website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera’s imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification Topic 718 – Stock Compensation upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of non-GAAP net income to Tessera’s reported GAAP net income.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

-Tables follow-

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Royalty and license fees	$68,356	$59,870	$127,209	$171,727
Product and service revenues	6,221	2,401	11,630	5,120

Total revenues	74,577	62,271	138,839	176,847

Operating expenses:
Cost of revenues	5,788	3,902	10,981	8,000
Research, development and other related costs	18,340	16,849	34,153	33,479
Selling, general and administrative	20,152	17,282	39,410	34,778
Litigation expense	4,343	5,538	10,940	14,163

Total operating expenses	48,623	43,571	95,484	90,420

Operating income	25,954	18,700	43,355	86,427
Other income and expense, net	442	1,096	963	3,858

Income before taxes	26,396	19,796	44,318	90,285
Provision for income taxes	11,413	7,960	19,508	38,980

Net income	$14,983	$11,836	$24,810	$51,305

Basic and diluted net income per share:
Net income per share - basic	$0.30	$0.24	$0.50	$1.06

Net income per share - diluted	$0.30	$0.24	$0.49	$1.06

Weighted average number of shares used in per share calculations - basic	50,028	48,420	49,922	48,288

Weighted average number of shares used in per share calculations - diluted	50,260	48,776	50,238	48,496

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2010	December 31, 2009*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$116,878	$107,873
Short-term investments	320,453	280,085
Accounts receivable, net	11,289	10,237
Inventories	1,869	1,571
Deferred tax assets	6,244	6,240
Other current assets	5,740	6,255

Total current assets	462,473	412,261
Property and equipment, net	49,041	42,483
Intangible assets, net	79,091	77,753
Goodwill	49,422	45,150
Deferred tax assets	19,299	19,299
Long-term investments	508	15,691
Other assets	2,709	3,681

Total assets	$662,543	$616,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,469	$2,354
Accrued legal fees	5,169	3,064
Accrued liabilities	21,338	21,633
Deferred revenue	5,126	5,334
Income tax payable	—	317

Total current liabilities	34,102	32,702

Deferred tax liabilities	6,733	6,684
Other long-term liabilities	5,296	4,747
Stockholders’ equity:
Common stock	51	50
Additional paid-in capital	421,233	402,330
Treasury stock	(10,505)	(10,505)
Accumulated other comprehensive income (loss)	458	(55)
Retained earnings	205,175	180,365

Total stockholders’ equity	616,412	572,185

Total liabilities and stockholders’ equity	$662,543	$616,318

*	Derived from audited financial statements

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME FROM GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
GAAP net income	$14,983	$11,836	$24,810	$51,305
Adjustments to GAAP net income:
Stock-based compensation - cost of revenues	121	140	296	251
Stock-based compensation - research, development and other related costs	2,573	3,443	5,250	6,110
Stock-based compensation - selling, general and administrative	4,717	3,648	8,731	7,186
Amortization of acquired intangibles - cost of revenues	1,706	1,704	3,412	3,410
Amortization of acquired intangibles - research, development & other related costs	722	647	1,366	1,379
Amortization of acquired intangibles - selling, general and administrative	1,170	529	2,291	988
Tax adjustments for non-GAAP items	(2,760)	(3,685)	(5,090)	(4,322)

Non-GAAP net income	$23,232	$18,262	$41,066	$66,307

Non-GAAP net income per common share - diluted	$0.45	$0.37	$0.80	$1.34

Weighted average number of shares used in per share calculations excluding the effects of FAS 123R - diluted	51,190	49,667	51,103	49,337

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED REVENUE DETAILS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Micro-Electronics Segment
Royalty and license fees	$65,094	$55,616	$120,850	$162,139
Product and service revenues	—	9	—	45

Total Micro-electronics revenues	65,094	55,625	120,850	162,184
Imaging and Optics Segment
Royalty and license fees	3,262	4,254	6,359	9,588
Product and service revenues	6,221	2,392	11,630	5,075

Total Imaging and optics revenues	9,483	6,646	17,989	14,663

Total revenues	$74,577	$62,271	$138,839	$176,847

TSRA-E